Exhibit 99.1

Risk Factors

Any investment in the notes involves certain risks. You should carefully consider the risks described below and all of the information contained in this offering memorandum before deciding whether to purchase the notes. The ongoing coronavirus (COVID-19) pandemic may also have the effect of heightening many of the risks described in this “Risk Factors” section, such as those relating to our substantial level of indebtedness, our future capital needs, our need to generate sufficient cash to service our indebtedness, and our ability to comply with the covenants contained in the agreements that govern our indebtedness. The risks and uncertainties described below are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of those risks actually occurs, our business, financial condition and results of operations would suffer.

Risks Related to Our Business and the Industry

Our business, results of operations and financial condition may be adversely affected by pandemic infectious diseases, particularly the novel coronavirus strain known as severe acute respiratory syndrome coronavirus 2, which causes COVID-19.

We could be negatively impacted by the widespread outbreak of an illness or any other communicable disease, or any other public health crisis that results in economic and trade disruptions, including the disruption of global supply chains. In December 2019, an outbreak of a new strain of coronavirus began in Wuhan, Hubei Province, China. In March 2020, the World Health Organization declared COVID-19 a pandemic. The COVID-19 pandemic has negatively impacted the global economy, disrupted global supply chains and created significant volatility and disruption of financial markets. COVID-19, as well as measures taken by governmental authorities and private actors to limit the spread of this virus, has and is likely to continue to interfere with the ability of our employees, suppliers, transportation providers and other business providers to carry out their assigned tasks at ordinary levels of performance relative to the conduct of our business which may cause us to materially curtail certain of our business operations. While we are monitoring the impact of COVID-19 on our business and financial results at this time, we are unable to accurately predict the extent to which the coronavirus pandemic impacts our business, operations and financial results. Such impact will depend on numerous evolving factors that we may not be able to accurately predict, including: the duration and scope of the pandemic; governmental, business and individuals’ actions that have been and continue to be taken in response to the pandemic, including, potential shifting of governmental policies away from programs that call for the types of services we provide; the impact of the pandemic on economic activity and actions taken in response; the effect on our members/patients and member/patient demand for our services; our ability to provide our services, including as a result of travel restrictions, disruptions in our contact centers related to COVID-19, people working from home, and the willingness of our employees to return to work due to health concerns, childcare issues, or enhanced unemployment benefits, as “shelter in place” and other related “stay at home restrictions” are lifted or modified; issues with respect to our employees’ health, working hours and/or ability to perform their duties; increased costs to the Issuer in response to these changing conditions and to protect the health and safety of our employees, including increased spending for personal protective equipment; and the ability of our payors to pay for our services. Furthermore, any failure to appropriately respond, or the perception of an inadequate response, could cause reputational harm and/or subject us to claims and litigation.

Beginning in March 2020 we saw a significant reduction in trip volume as the governors of most states in which we operate implemented some form of “stay at home” order, and medical services were reduced to life-sustaining programs only (for example, dialysis and chemotherapy). This reduction in trip volume has had a negative financial impact on our transportation providers and we believe that some of our transportation providers may not survive this period of reduced volume. As governors in many of the states have lifted or modified such restrictions and allowed businesses to reopen, we have seen some increase in trip volume, however given the continued resurgence of the virus in many such states, such volumes have stayed at lower than pre-pandemic levels. We currently expect that some states will continue to reopen while others may impose or renew restrictions on economic activity to try to mitigate the resurgence of the virus. If volume remains depressed overall, we will continue to see pressure on our transportation providers and lower revenue. If volume increases as a result of reopening measures or because states are able to bring the pandemic under control, depending on the period of time over which this increase in volume occurs, we may face difficulty meeting volume demands due to the capacity constraints within our network of transportation providers. Additionally, there may be an increase in the required level of service for those utilizing NEMT services during the pandemic as a result of a sicker population or in an effort to reduce the potential transmission of COVID-19. As trip volume increases we may face staffing difficulties in our contact centers as the recruitment of potential employees may be challenging amid health concerns and other factors related to the pandemic.

The Simplura business experienced a reduction in volume of service hours and visits beginning in March 2020. While, as health care workers, our caregivers are generally considered essential workers and not constrained by “stay at home” orders, volume was reduced as patients put services on hold due to infection concerns, and/or because they had the alternative of receiving care from family members working remotely or furloughed from their jobs. We also lost cases due to patient deaths, and new case referrals slowed as referral sources faced disruption from the various restrictions and “stay at home” orders. We have seen some increase in volume as patients resume personal care services, however given the continued resurgence of the virus in certain regions has continued to keep volume below pre-pandemic levels. If volume remains depressed overall, we will continue to experience lower revenue. If volume increases because states are able to bring the pandemic under control, depending on the period of time over which this increase in volume occurs, we may face difficulty meeting volume demands due to staffing difficulties, as the recruitment of potential employees may be challenging amid health concerns and other factors related to the pandemic.

The uncertainty and volatility of NEMT trip volume and personal care volume due to COVID-19 can affect the assumptions on which we rely to develop our expense estimates relative to these business lines. If we do not accurately estimate costs incurred in providing these services, these business lines may be less profitable than anticipated and our actual results may be adversely affected. Any or all of these factors could have an adverse effect on our business, financial condition and results of operations.

There can be no assurance that our contracts will survive until the end of their stated terms, or that upon their expiration will be renewed or extended on satisfactory terms, if at all. Disruptions to, the early expiration of, or the failure to renew our contracts could have a material adverse impact on our financial condition and results of operations.

Our NEMT Segment contracts are subject to frequent renewal. For example, many of our state Medicaid contracts, which represented 51.2% of our revenue for the six months ended June 30, 2020, have terms ranging from three to five years and are typically subject to a competitive bidding process near the end of the term. We also contract with MCOs, which represented 48.8% of our revenue for the six months ended June 30, 2020. MCO contracts, whether for NEMT Services, home care services, or otherwise, typically continue until terminated by either party upon reasonable notice in accordance with the terms of the contract. We cannot anticipate if, when or to what extent we will be successful in renewing our state Medicaid contracts or retaining our MCO contracts. For the six months June 30, 2020, 27.6% of our revenue was generated under state Medicaid contracts that are subject to renewal within the next 12 months.

In addition, with respect to many of our state contracts, the payor may terminate the contract without cause, or for convenience, at will and without penalty to the payor, either immediately or upon the expiration of a short notice period in the event that, among other reasons, government appropriations supporting the programs serviced by the contract are reduced or eliminated.

We cannot anticipate if, when or to what extent a payor might terminate its contract with us prior to its expiration, or fail to renew or extend a contract with us. If we are unable to retain or renew our contracts, or replace lost contracts, on satisfactory terms our financial condition and results of operations could be materially adversely affected. While we pursue new contract awards and also undertake efficiency measures, there can be no assurance that such measures will fully offset the impact of contracts that are not renewed or are canceled on our financial condition and results of operations.

We obtain a significant portion of our business through responses to government requests for proposals and we may not be awarded contracts through this process in the future, or contracts we are awarded may not be profitable.

We obtain, and will continue to seek to obtain, a significant portion of our business from state government entities, which generally entails responding to a government request for proposal (“RFP”). To propose effectively, we must accurately estimate our cost structure for servicing a proposed contract, the time required to establish operations and submit the most attractive proposal with respect to both technical and price specifications. We must also assemble and submit a large volume of information within rigid and often short timetables. Our ability to respond successfully to an RFP will greatly affect our business. If we misinterpret bid requirements as to performance criteria or do not accurately estimate performance costs in a binding bid for an RFP, we will seek to correct such mistakes in the final contract. However, there can be no assurance that we will be able to modify the proposed contract and we may be required to perform under a contract that is not profitable.

If we fail to satisfy our contractual obligations, we could be liable for damages and financial penalties, which may place existing pledged performance and payment bonds at risk as well as harm our ability to keep our existing contracts or obtain new contracts and future bonds.

Our failure to comply with our contractual obligations could, in addition to providing grounds for immediate termination of the contract for cause, negatively impact our financial performance and damage our reputation, which, in turn, could have a material adverse effect on our ability to maintain current contracts or obtain new contracts. The termination of a contract for cause could, for instance, subject us to liabilities for excess costs incurred by a payor in obtaining similar services from another source. In addition, our contracts require us to indemnify payors for our failure to meet standards of care, and some of them contain liquidated damages provisions and financial penalties if we breach these contracts, which amounts could be material. For example, we have a minimum volume commitment under one of our transportation-related contracts. To the extent our actual use is less than the minimum commitment for a specified period, we may be subject to significant expense, without the benefit of corresponding revenue. As of June 30, 2020, the maximum penalty we would incur if we do not meet our minimum volume commitment over the remaining term of the agreement is $3.5 million. Our failure to meet contractual obligations could also result in substantial actual and consequential financial damages.

Any acquisition or integration that we undertake could disrupt our business, not generate anticipated results, dilute stockholder value or have a material adverse impact on our operating results.

Our growth strategy involves the evaluation of potential entry into complementary markets and service lines through acquisition, particularly with opportunities that may leverage the advantages inherent in our large-scale technology-enabled operations and networks. We have made acquisitions and anticipate that we will continue to consider and pursue strategic acquisition opportunities the success of which depends in part on our ability to integrate an acquired company into our business operations. For example, we completed the acquisition of Circulation in September 2018 and as a result, we terminated the development of our legacy LCAD NextGen technology (“NextGen”), resulting in an impairment charge of $14.2 million in 2018. Integration of any acquired company will place significant demands on our management, systems, internal controls and financial and physical resources. This could require us to incur significant expense for, among other things, hiring additional qualified personnel, retaining professionals to assist in developing the appropriate control systems and expanding our information technology infrastructure. The nature of our business is such that qualified management personnel can be difficult to find. Our inability to manage growth effectively could have a material adverse effect on our financial results.

There can be no assurance that the companies we acquire will generate income or incur expenses at the historical or projected levels on which we based our acquisition decisions, that we will be able to maintain or renew the acquired companies’ contracts, that we will be able to realize operating and economic efficiencies upon integration of acquired companies or that the acquisitions will not adversely affect our results of operations or financial condition.

We expect to continually review opportunities to acquire other businesses that would complement our current services, expand our markets or otherwise offer prospects for growth. In connection with our acquisition strategy, we could issue stock that would dilute existing stockholders’ percentage ownership, or we could incur or assume substantial debt or contingent liabilities. Acquisitions involve numerous risks, including, but not limited to, the following:

●	challenges and unanticipated costs assimilating the acquired operations;

●	known and unknown legal or financial liabilities associated with an acquisition;

●	diversion of management’s attention from our core businesses;

●	adverse effects on existing business relationships with customers;

●	entering markets in which we have limited or no experience;

●	potential loss of key employees of purchased organizations;

●	incurrence of excessive leverage in financing an acquisition;

●	failure to maintain and renew contracts and other revenue streams of the acquired business;

●	costs associated with litigation or other claims arising in connection with the acquired company;

●	unanticipated operating, accounting or management difficulties in connection with an acquisition; and

●	dilution to our earnings per share.

There can be no assurance that we will be successful in overcoming problems encountered in connection with any acquisition or integration and our inability to do so could disrupt our operations and adversely affect our business. Our failure to address these risks or other problems encountered in connection with past or future acquisitions and investments could cause us to fail to realize the anticipated benefits of such acquisitions or investments, incur unanticipated liabilities and harm our business generally. See “—Risks Related to the Simplura Acquisition.”

We may be unable to realize the benefits of our strategic initiatives.

From time to time we may launch strategic initiatives designed to enhance shareholder value. Such strategic initiatives may require considerable time and resources; however, there can be no assurance as to the outcome of these strategic initiatives, including the current initiative to expand our Circulation technology platform.

Our investments in any joint ventures and unconsolidated entities could be adversely affected by our lack of sole decision-making authority, our reliance on our joint venture partner’s financial condition, any disputes that may arise between us and our joint venture partner and our exposure to potential losses from the actions of our joint venture partner.

We currently hold a non-controlling interest in Matrix, which, as of June 30, 2020, constituted 20.2% of our consolidated assets. We do not have unilateral power to direct the activities that most significantly impact such business’ economic performance. Our future growth may depend, in part, on future similar arrangements, any of which could be material to our financial condition and results of operations. These arrangements involve risks not present with respect to our wholly owned subsidiaries, which may negatively impact our financial condition and results of operations or make the arrangements less successful than anticipated, including the following:

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we may be unable to take actions that we believe are appropriate but are opposed by our joint venture partner under arrangements that require us to cede or share decision-making authority over major decisions affecting the ownership or operation of the joint venture and any property owned by the joint venture, such as the sale or financing of the business or the making of additional capital contributions for the benefit of the business;

●	our joint venture partner may take actions that we oppose;

●	we may be unable to sell or transfer our interest in a joint venture to a third party if we fail to obtain the prior consent of our joint venture partner;

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our joint venture partner may become bankrupt or fail to fund their share of required capital contributions, which could adversely impact the joint venture or increase our financial commitment to the joint venture;

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our joint venture partner may have business interests or goals with respect to a business that conflict with our business interests and goals, including with respect to the timing, terms and strategies for investment, which could increase the likelihood of disputes regarding the ownership, management or disposition of the business;

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disagreements with our joint venture partner could result in litigation or arbitration that increases our expenses, distracts our officers and directors, and disrupts the day-to-day operations of the business, including the delay of important decisions until the dispute is resolved; and

●	we may suffer losses as a result of actions taken by our joint venture partner with respect to our joint venture investment.

We derive a significant amount of our revenues from a few payors, which puts our financial condition and results of operations at risk. Any changes in the funding, financial viability or our relationships with these payors could have a material adverse impact on our financial condition and results of operations.

We generate a significant amount of our revenue from a few payors under a small number of contracts. For example, for the six months ended June 30, 2020 and the years ended December 31, 2019, 2018 and 2017, we generated 49.0%, 47.6%, 51.4%, and 52.4%, respectively, of our consolidated revenue from ten payors. Additionally, the top five payors represented, in the aggregate, 32.0%, 32.4%, 34.0%, and 36.1%, respectively, of revenue for the six months ended June 30, 2020 and the years ended December 31, 2019, 2018 and 2017. Furthermore, a single payor related to Matrix represented 29.5%, 29.2%, 31.5%, and 30.9% of Matrix revenue for the six months ended June 30, 2020 and the years ended December 31, 2019, 2018 and 2017, respectively. Based upon 2019 net services revenues, approximately 57% of Simplura’s net service revenues were derived from managed care organizations, including Medicaid beneficiaries receiving home and community based services through the Pennsylvania Office of Long-Term Living (“OLTL”), certain regions of which converted to managed care effective January 1, 2020, as well as private, non-profit agencies under contract with the Massachusetts Executive Office of Elder Affairs to provide seniors with access to a variety of programs and services in the state; approximately 21% of net service revenues were derived from New York State Medicaid 1915(c) waiver programs, specifically TBI and NHTD; approximately 3% of net service revenues were derived from the Pennsylvania Office of Developmental Programs, under various 1915(c) waivers; approximately 14% of net service revenues were derived from other sources, including commercial insurance, private pay, and certain payors under Medicaid programs in West Virginia; and the remaining 5% of net service revenues were derived from lines of business other than personal care, including private duty nursing, adult day care, and skilled nursing reimbursed by Medicare. Simplura’s top ten payors accounted for approximately 58% of billings in 2019.

The loss of, reduction in amounts generated by, or changes in methods or regulations governing payments for our services under these contracts could have a material adverse impact on our revenue and results of operations. In addition, any consolidation of any of our private payors could increase the impact that any such risks would have on our revenue, financial position, and results of operations.

If we fail to estimate accurately the cost of performing certain contracts, we may experience reduced or negative margins.

During the six months ended June 30, 2020 and the years ending 2019, 2018 and 2017, 85.4%, 84.6%, 79.2%, and 77.9% of our revenue, respectively, was generated under capitated contracts with the remainder generated through FFS (as defined herein) and flat fee contracts. Under most of our capitated contracts, we assume the responsibility of managing the needs of a specific geographic population by contracting out transportation services to local transportation companies on a per ride or per mile basis. We use “pricing models” to determine applicable contract rates, which take into account factors such as estimated utilization, state specific data, previous experience in the state or with similar services, the medically covered programs outlined in the contract, identified populations to be serviced, estimated volume, estimated transportation provider rates and availability of mass transit. The amount of the fixed per-member, monthly fee is determined in the bidding process, but is predicated on actual historical transportation data for the subject geographic region as provided by the payor, actuarial work performed in-house as well as by third party actuarial firms and actuarial analysis provided by the payor. If the utilization of our services is more than we estimated, the contract may be less profitable than anticipated, or may not be profitable at all. Under our FFS contracts, we receive fees based on our interactions with government-sponsored clients. To earn a profit on these contracts, we must accurately estimate costs incurred in providing services. Our risk relating to these contracts is that our client population is not large enough to cover our fixed costs, such as rent and overhead. Our FFS contracts are not reimbursed on a cost basis and therefore, if we fail to estimate our costs accurately, we may experience reduced margins or losses on these contracts. Revenue under certain contracts may be adjusted prospectively if client volumes are below expectations. If we are unable to adjust our costs accordingly, our profitability may be negatively affected. In addition, certain contracts with state Medicaid agencies are renewable or extended at the state’s option without an adjustment to pricing terms. If such renewed contracts require us to incur higher costs, including inflation or regulatory changes, than originally anticipated, our results of operations and financial condition may be adversely affected.

We may incur costs before receiving related revenues, which affect our liquidity.

When we are awarded a contract to provide services, we may incur expenses before we receive any contract payments. These expenses include leasing office space, purchasing office equipment, instituting information technology systems, development of supply chains and hiring personnel. As a result, in certain contracts where the payor does not fund program start-up costs, we may be required to make significant investments before receiving any related contract payments or payments sufficient to cover start-up costs. In addition, payments due to us from payors may be delayed due to billing cycles, which may adversely affect our liquidity. Moreover, any resulting mismatch in expenses and revenue could be exacerbated if we fail either to invoice the payor correctly or to collect our fee in a timely manner. Such amounts may exceed our available cash, and any resulting liquidity shortages may require additional financing, which may not be available on satisfactory terms, or at all. This could have a material adverse impact on our ongoing operations and our financial position.

Our business is subject to risks of litigation.

The services we provide are subject to lawsuits and claims. A substantial award payable by us could have a material adverse impact on our operations and cash flows, and could adversely affect our ability to continue to purchase appropriate liability insurance. We can be subject to claims for negligence or intentional misconduct, in addition to professional liability type claims, by an employee or a third party we engage to assist with the provision of services, including but not limited to claims arising out of accidents involving vehicle collisions, CHAs performed by Matrix, negligence on the part of Simplura homecare workers and various claims that could result from employees or contracted third parties driving to or from interactions with clients or while providing direct client services. We can be subject to employee-related claims such as wrongful discharge, discrimination or a violation of equal employment laws and permitting issues. While we attempt to insure against these types of claims, damages exceeding our insurance limits or outside our insurance coverage, such as a claim for fraud, certain wage and hour violations or punitive damages, could adversely affect our cash flow and financial condition.

Our business may be adversely impacted if the drivers we engage as independent contractors were instead classified as employees.

We believe that the drivers we engage to provide rider benefits are properly classified as independent contractors and that these drivers are not our employees. Changes to federal, state or local laws governing the definition or classification of independent contractors, or judicial or administrative challenges to our classification of these drivers as independent contractors, could affect the status of these drivers as independent contractors. A change in the classification of these drivers from independent contractors to employees could adversely affect our business and financial condition.

We face risks related to attracting and retaining qualified employees and labor relations.

Our success depends, to a significant degree, on our ability to identify, attract, develop, motivate and retain highly qualified and experienced professionals who possess the skills and experience necessary to deliver high-quality services to our clients, with the continued contributions of our senior management being especially critical to our success. Our objective of providing the highest quality of service to our clients is a significant consideration when we evaluate the education, experience and qualifications of potential candidates for employment as direct care and administrative staff. A portion of our staff is professionals with requisite educational backgrounds and professional certifications. These employees are in great demand and are likely to remain a limited resource for the foreseeable future.

Our ability to attract and retain employees with the requisite experience and skills depends on several factors including, but not limited to, our ability to offer competitive wages, benefits and professional growth opportunities. While we have established programs to attract new employees and provide incentives to retain existing employees, particularly our senior management, we cannot assure you that we will be able to attract new employees or retain the services of our senior management or any other key employees in the future. Some of the companies with which we compete for experienced personnel may have greater financial, technical, political and marketing resources, name recognition and a larger number of clients and payors than we do, which may prove more attractive to employment candidates. The inability to attract and retain experienced personnel could have a material adverse effect on our business.

The performance of our business also depends on the talents and efforts of our highly skilled information technology professionals. Our success depends on our ability to recruit, retain and motivate these individuals.

Effective succession planning is also important to our future success. If we fail to ensure the effective transfer of senior management knowledge and smooth transitions involving senior management, our ability to execute short and long-term strategic, financial and operating goals, as well as our business, financial condition and results of operations generally, could be adversely affected.

We may have difficulty successfully completing divestitures or exiting businesses.

As demonstrated most recently with the WD Services sale in 2018 and various other transactions involving WD Services, as well as the sale of a controlling interest in Matrix in 2016, we may dispose of all or a portion of our investments or exit businesses based on a variety of factors, including availability of alternative opportunities to deploy capital or otherwise maximize shareholder value as well as other strategic considerations. A divestiture or business termination could result in difficulties in the separation of operations, services, products and personnel, the diversion of management’s attention, the disruption of our business and the potential loss of key employees and customers. A divestiture or business termination may be subject to the satisfaction of pre-closing conditions as well as to obtaining necessary regulatory approvals, which, if not satisfied or obtained, may prevent us from completing the disposition or business termination, whether or not the disposition or business termination has been publicly announced. A divestiture or business termination may also involve continued financial involvement in the divested assets and businesses, such as indemnities or other financial obligations, including continuing obligations to employees, in which the performance of the divested assets or businesses could impact our financial position and results of operations. Further, such divestitures may result in proceeds to us in an amount less than we expect or less than our assessment of the value of those assets. Any sale of our assets could result in a loss on divestiture. Any of the foregoing could adversely affect our financial condition and results of operations.

The indemnification provisions of acquisition and disposition agreements by which we have acquired or sold companies may result in liabilities.

We rely heavily on the representations and warranties and related indemnities provided to us by the sellers of acquired companies, including as they relate to creation, ownership and rights in intellectual property and compliance with laws and contractual requirements. However, the liability of the former owners is limited under the relevant acquisition agreements, and certain sellers may be unable to meet their indemnification responsibilities. Similarly, the purchasers of our divested operations may from time to time agree to indemnify us for operations of such businesses after the closing. We cannot be assured that any of these indemnification provisions will fully protect us, and as a result we may face unexpected liabilities that adversely affect our consolidated results of operations, financial condition and cash flows.

In addition, we have provided certain indemnifications in connection with the WD Services sale in 2018, the Matrix Investment in 2016 and the sale of our Human Services segment in 2015. To the extent we choose to divest other operations of our businesses in the future, we expect to provide certain indemnifications in connection with these divestitures. We may face liabilities in connection with these current or future indemnification obligations that may adversely affect our consolidated results of operations, financial condition and cash flows.

Our success depends on our ability to compete effectively in the marketplace.

We compete for clients and for contracts with a variety of organizations that offer similar services. Many organizations of varying sizes compete with us, including local not-for-profit organizations and community-based organizations, larger companies, organizations that currently provide or may begin to provide similar NEMT services (including transportation network companies such as Uber and Lyft) and CHA providers. Some of these companies may have greater financial, technical, political, marketing, name recognition and other resources and a larger number of clients or payors than we do. In addition, some of these companies offer more services than we do. To remain competitive, we must provide superior services and performance on a cost-effective basis to our customers.

The market in which we operate is influenced by technological developments that affect cost-efficiency and quality of services, and the needs of our customers change and evolve regularly. Accordingly, our success depends on our ability to develop services that address these changing needs and to provide technology needed to deliver these services on a cost-effective basis. Our competitors may better utilize technology to change the way services in our industry are designed and delivered and they may be able to provide our customers with different or greater capabilities than we can provide, including better contract terms, technical qualifications, price and availability of qualified professional personnel. In addition, new or disruptive technologies and methodologies by our competitors may make our services uncompetitive.

In conjunction with our ongoing efforts to improve cost-efficiency and the customer experience, in September 2018, we completed our acquisition of Circulation. We incurred costs associated with such acquisition and will also incur costs as we continue to implement the Circulation select technology across LogistiCare’s existing operations, but there is no guarantee that this will ultimately serve our business purposes or result in lower costs or improved customer experience.

We have experienced, and expect to continue to experience, competition from new entrants into the markets in which we operate. Increased competition may result in pricing pressures, loss of or failure to gain market share or loss of or failure to gain clients or payors, any of which could have a material adverse effect on our operating results. Our business may also be adversely affected by the consolidation of competitors, which may result in increased pricing pressure or negotiating leverage with payors, or by the provision of our services by payors or clients directly, including through the acquisition of competitors.

We may be adversely affected by inadequacies in, or security breaches of, our information technology systems.

Our information technology systems are critically important to our operations and we must implement and maintain appropriate and sufficient infrastructure and systems to support growth and business processes. We provide services to individuals, including services that require us to collect, process and maintain sensitive and personal client information, including information relating to their health, identification numbers and other personal data. As a result, we are subject to complex and evolving U.S. privacy laws and regulations, including those pertaining to the handling of personal data, such as the Health Insurance Portability and Accountability Act (“HIPAA”), the California Consumer Privacy Act of 2018 (“CCPA”) and others. Government authorities around the world are considering, or are in the process of implementing, new data protection regulations. Many of these laws and regulations are subject to uncertain application, interpretation or enforcement standards that could result in claims, changes to our business practices, data processing and security systems, penalties, increased operating costs or other impacts on our businesses. For example, the CCPA recently went into effect on January 1, 2020, and affords California residents and households expanded privacy protections. The recently enacted laws often provide for civil penalties for violations, as well as a private right of action for data breaches that may increase data breach litigation. Further, while we are using internal and external resources to monitor compliance with and to continue to modify our data processing practices and policies in order to comply with evolving privacy laws, relevant regulatory authorities could determine that our data handling practices fail to address all the requirements of certain new laws, which could subject us to penalties and/or litigation. In addition, there is no assurance that our security controls over personal data, the training of employees and vendors on data privacy and data security, and the policies, procedures and practices we implemented or may implement in the future will prevent the improper disclosure of personal data. Improper disclosure of personal data in violation of the CCPA and/or of other personal data protection laws could harm our reputation, cause loss of consumer confidence, subject us to government enforcement actions (including fines), or result in private litigation against us, which could result in loss of revenue, increased costs, liability for monetary damages, fines and/or criminal prosecution, all of which could adversely affect our business, consolidated results of operations, financial condition and cash flows.

We also rely on our information technology systems (some of which are outsourced to third parties) to manage the data, communications and business processes for all other functions, including our marketing, sales, logistics, customer service, accounting and administrative functions. Further, our systems include interfaces to third-party stakeholders, often connected via the Internet. In addition, certain of our services or information related to our services are carried out or hosted within our customers’ IT systems, and any failure or weaknesses in their IT systems may negatively impact our ability to deliver the services, for which we may not receive relief from contractual performance obligations or compensation for services provided. As a result of the data we maintain and third-party access, we are subject to increasing cybersecurity risks. The nature of our business, where services are often performed outside of locations where network security can be assured, adds additional risk.

If we do not allocate and effectively manage the resources necessary to build, sustain and protect an appropriate technology infrastructure, our business or financial results could be negatively impacted. Furthermore, computer hackers and data thieves are increasingly sophisticated and operate large scale and complex automated attacks and our information technology systems may be vulnerable to material security breaches (including the access to or acquisition of customer, employee or other confidential data), cyber-based attacks or other material system failures. Because the techniques used to obtain unauthorized access or sabotage systems change frequently and may be difficult to detect for long periods of time, we may be unable to implement adequate preventative measures sufficient to prevent a breach of our systems and protect sensitive data. Any breach of our data security could result in an unauthorized release or transfer of customer or employee information, or the loss of valuable business data or cause a disruption in our business. A failure to prevent, detect and respond in a timely manner to a major breach of our data security or to other cybersecurity threats could result in system disruption, business continuity issues or compromised data integrity. These events or any other failure to safeguard personal data could give rise to unwanted media attention, damage our reputation, damage our customer relationships and result in lost sales, fines or lawsuits. We may also be required to expend significant capital and other resources to protect against or respond to or alleviate problems caused by a security breach. If we are unable to prevent material failures, our operations may be impacted, and we may suffer other negative consequences such as reputational damage, litigation, remediation costs, a requirement not to operate our business until defects are remedied or penalties under various data privacy laws and regulations, any of which could detrimentally affect our business, financial condition and results of operations.

Failure to protect our clients’ privacy and confidential information could lead to legal liability, adversely affect our reputation and have a material adverse effect on our business, financial condition and results of operations.

We retain confidential information in our computer systems, including personal information about our end users, such as names, addresses, phone numbers, email addresses, identification numbers and payment account information. Malicious cyber- attacks to gain access to personal information affect many companies across various industries, including ours. Pursuant to federal and state laws, various government agencies have established rules protecting the privacy and security of personal information. In addition, most states have enacted laws, which vary significantly from jurisdiction to jurisdiction, to safeguard the privacy and security of personal information. An increasing number of states require that customers be notified if a security breach results in the inappropriate disclosure of personally identifiable customer information. Any compromise of the security of our systems that results in the disclosure of personally identifiable customer or employee information or inadvertent disclosure of any clients’ personal information could damage our reputation, deter people from using our services, expose us to litigation, increase regulatory scrutiny and require us to incur significant technical, legal and other expenses. In addition, data breaches impacting other companies, such as our vendors, may allow cybercriminals to obtain personally identifiable information about our customers. Cybercriminals may then use this information to, among other things, attempt to gain unauthorized access to our customers’ accounts, which could have a material adverse effect on our reputation, business and results of operations or financial condition.

Failure to maintain or to develop further reliable, efficient and secure information technology systems would be disruptive to our operations and diminish our ability to compete and grow our business successfully.

We are highly dependent on efficient and uninterrupted performance of our information technology and business systems. These systems quote, process and service our business, and perform financial functions necessary for pricing and service delivery. These systems must also be able to undergo periodic modifications and improvements without interruptions or untimely delays in service. Additionally, our ability to integrate our systems with those of our clients is critical to our success. Our information systems rely on the commitment of significant financial and managerial resources to maintain and enhance existing systems as well as develop and create new systems to keep pace with continuing changes in information processing technology or evolving industry and regulatory requirements. However, we still rely on manual processes and procedures, including accounting, reporting and consolidation processes that may result in errors and may not scale proportionately with our business growth.

A failure or delay to achieve improvements in our information technology platforms could interrupt certain processes or degrade business operations and could place us at a competitive disadvantage. If we are unable to implement appropriate systems, procedures and controls, we may not be able to successfully offer our services and grow our business and account for transactions in an appropriate and timely manner, which could have an adverse effect on our business, financial condition and results of operations.

Our results of operations will continue to fluctuate due to seasonality.

Our operating results and operating cash flows normally fluctuate as a result of seasonal variations in our business. Due to higher demand in the summer months and lower demand in the winter months, we normally experience lower operating margins in the summer and higher operating margins in the winter.

Our reported financial results could suffer if there is an impairment of long-lived assets.

We are required under GAAP to review the carrying value of long-lived assets to be used in operations whenever events or changes in circumstances indicate that the carrying amount of the assets may be impaired. Factors that may necessitate an impairment assessment include, among others, significant adverse changes in the extent or manner in which an asset is used, significant adverse changes in legal factors or the business climate that could affect the value of an asset or significant declines in the observable market value of an asset. Where the presence or occurrence of those events indicates that an asset may be impaired, we assess its recoverability by determining whether the carrying value of the asset exceeds the sum of the projected undiscounted cash flows expected to result from the use and eventual disposition of the asset over the remaining economic life of the asset. If such testing indicates the carrying value of the asset is not recoverable, we estimate the fair value of the asset using appropriate valuation methodologies, which would typically include an estimate of discounted cash flows. If the fair value of those assets is less than carrying value, we record an impairment loss equal to the excess of the carrying value over the estimated fair value. The use of different estimates or assumptions in determining the fair value of our intangible assets may result in different values for those assets, which could result in an impairment or, in the period in which an impairment is recognized, could result in a materially different impairment charge. For example, we recorded an asset impairment charge of $14.2 million in 2018 related to NextGen.

In addition, goodwill may be impaired if the estimated fair value of our reporting unit is less than the carrying value of the respective reporting unit. As a result of our growth, in part through acquisitions, goodwill and other intangible assets represent a significant portion of our assets. For example, goodwill generated in relation to the acquisition of Circulation in 2018 was $40.0 million. We perform an analysis on our goodwill balances to test for impairment on an annual basis. Interim impairment tests may also be required in advance of our annual impairment test if events occur or circumstances change that would more likely than not reduce the fair value, including goodwill, of our reporting unit below the reporting unit’s carrying value. Such circumstances could include but are not limited to: (1) loss of significant contracts, (2) a significant adverse change in legal factors or in the climate of our business, (3) unanticipated competition, (4) an adverse action or assessment by a regulator or (5) a significant decline in our stock price.

As of June 30, 2020, the carrying value of goodwill, intangibles and property and equipment, net was $135.2 million, $92.2 million and $20.8 million, respectively. We continue to monitor the carrying value of these long-lived assets. If future conditions are different from management’s estimates at the time of an acquisition or market conditions change subsequently, we may incur future charges for impairment of our goodwill, intangible assets, or property and equipment which could have a material adverse impact on our results of operations and financial position.

Our use of a reinsurance program and insurance programs to cover certain claims for losses suffered and costs or expenses incurred could negatively impact our business.

We reinsured a substantial portion of our automobile, general liability, professional liability and workers’ compensation insurance policies through May 15, 2017. Upon renewal of the policies, we made the decision to no longer reinsure these risks, although we continue to resolve claims under the historical policy years. Through February 15, 2011, one of our subsidiaries also insured certain general liability, automobile liability, and automobile physical damage coverage for independent third-party transportation providers. In the event that actual reinsured losses increase unexpectedly and substantially exceed actuarially determined estimated reinsured losses under the program, the aggregate of such losses could materially increase our liability and adversely affect our financial condition, liquidity, cash flows and results of operations.

In addition, under our current insurance policies, we are subject to deductibles, and thus retain exposure within these limits. In the event that actual losses within our deductible limits increase unexpectedly and substantially exceed our expected losses, the aggregate of such losses could materially increase our liability and adversely affect our financial condition, liquidity, cash flows and results of operations.

As the availability to us of certain traditional insurance coverage diminishes or increases in cost, we will continue to evaluate the levels and types of insurance coverage we include in our reinsurance and self-insurance programs, as well as the deductible limits within our traditional insurance programs. Any increase to these reinsurance and self-insurance programs or increases in deductible limits increases our risk exposure and therefore increases the risk of a possible material adverse effect on our financial condition, liquidity, cash flows and results of operations.

Inaccurate, misleading or negative media coverage could damage our reputation and harm our ability to maintain or procure contracts.

There is sometimes media coverage regarding services that we or our competitors provide or contracts that we or our competitors are a party to. Inaccurate, misleading or negative media coverage about us could harm our reputation and, accordingly, our ability to maintain our existing contracts or procure new contracts.

Risks Related to the Simplura Group Business

Competition among home healthcare services companies is intense.

The home healthcare services industry is highly competitive. Simplura competes with a variety of other companies in providing person care services, some of which may have greater financial and other resources and may be more established in their respective communities. Competing companies may offer newer or different services from those offered by Simplura or that may be offered by us after completion of the Simplura Acquisition, and may thereby attract customers who are presently receiving Simplura’s home healthcare services. Competing companies may offer services across a greater continuum of care and therefore may be able to obtain new cases or retain patients that might otherwise choose Simplura. In many areas in which Simplura’s home healthcare programs are located, Simplura competes with a large number of organizations, including:

●	community-based home healthcare providers;

●	national and regional companies;

●	hospital-based home healthcare agencies;

●	rehabilitation centers, including those providing home healthcare services;

●	adult day care centers;

●	assisted living centers;

●	skilled nursing facilities; and

●

fiscal intermediaries that process payroll and undertake other administrative responsibilities related to the provision of care by a patient’s family members or other directly-hired personal assistants.

Some of Simplura’s current and potential competitors have or may obtain significantly greater marketing and financial resources than we have or may obtain. Simplura competes based on the availability of personnel; the quality of services, expertise of staff; and in certain instances, on the price of its services. Relatively few barriers to entry exist in their local markets. Accordingly, other companies, including hospitals and other healthcare organizations that are not currently providing in-home services, may expand their services to include home healthcare services or similar services. We may encounter increased competition in the future that could negatively impact patient referrals to us, limit our ability to maintain or increase Simplura’s market position and could have a material adverse effect on our business, financial position, results of operations and liquidity.

If any large, national health care entities that do not currently directly compete with Simplura move into the home healthcare market, competition could significantly increase. Larger, national health care entities have significant financial resources and extensive technology infrastructure. In addition, companies that currently compete in certain of Simplura’s services could begin competing with additional services through the acquisition of an existing company or de novo expansion into these services. Additionally, consolidation, especially by way of the acquisition of any of Simplura’s competitors by any large, national health care entity, could also lead to increased competition.

State Certificate of Need (“CON”) laws, which often limit the ability of competitors to enter into a given market, are not uniform throughout the United States and are frequently the subject of efforts to limit or repeal such laws. If states remove existing CONs, we could face increased competition in these states. Further, we cannot assure you that we will be able to compete successfully against current or future competitors, which could have a material adverse effect on our business.

Many states have CON laws or other regulatory and licensure obligations that may adversely affect the successful integration of Simplura’s service lines and that may adversely affect our ability to expand into new markets and thereby limit our ability to grow and increase net patient service revenue.

Federal and state laws and regulations require that we obtain approvals, consents or certificates of need from, file new license and/or permit applications with, and/or provide notice to, applicable governmental authorities in connection with the Simplura Acquisition. In addition, our operation of the Simplura licensed home care services agency business in the State of New York will be subject to a “no control” affidavit process, which will be submitted concurrently with the closing of the Simplura Acquisition and will limit our ability to exercise control over that business for certain operational matters until such time that our ownership of that business is approved by the New York Department of Health. We can provide no assurance regarding the timing of the approval of this change of ownership by the New York Department of Health, or that such approval will be obtained at all. During this time, we cannot exercise day to day management of these entities, and the current management team will continue to operate the business. There is no prohibition on these entities making cash distributions to us or our restricted subsidiaries. There can be no assurance that we will obtain the necessary authorization from the New York Department of Health to remove the “no control” affidavit and operate this business.

Further, many states have enacted CON laws that require prior state approval to open new healthcare facilities or expand services at existing facilities. In such states, expansion by existing providers or entry into the market by new providers is permitted only where a given amount of unmet need exists, resulting either from population increases or a reduction in competing providers. These states ration the entry of new providers or services and the expansion of existing providers or services in their markets through a CON process, which is periodically evaluated and updated as required by applicable state law. The process is intended to promote comprehensive health care planning, assist in providing high-quality health care at the lowest possible cost and avoid unnecessary duplication by ensuring that only those health care facilities and operations that are needed will be built and opened. Simplura provides home healthcare services in the following states: New York, New Jersey, Florida, Pennsylvania, Massachusetts, West Virginia and Connecticut.

In every state where required, Simplura’s home healthcare offices and care centers possess a license and/or CON issued by the state health authority that determines the local service areas for the home healthcare office or care center. In general, the process for opening a home healthcare office or care center begins by a provider submitting an application for licensure and certification to the state and federal regulatory bodies, which is followed by a testing period of transmitting data from the applicant to the CMS. Once this process is complete, the care center receives a provider agreement and corresponding number and can begin billing for services that it provides unless a CON is required. For those states that require a CON, the provider must also complete a separate application process before billing can commence and receive required approvals for capital expenditures exceeding amounts above prescribed thresholds. Our failure or inability to obtain any necessary approvals could adversely affect our ability to expand into new markets and to expand Simplura’s services and facilities in existing markets.

If a state finds that there is an over-abundance of one type of Medicaid provider within the state, it may, for a period of time, impose a moratorium against the issuance of new Medicaid licenses for that type of service. A moratorium will not prohibit Simplura from continuing to provide services for which it is already licensed in that state, but it may prevent Simplura from entering a new state de novo.

If we are unable to maintain relationships with existing Simplura patient referral sources, our business and consolidated financial condition, results of operations and cash flows could be materially adversely affected.

Our success in entering the market of home health care depends on referrals from physicians, hospitals, nursing homes, service coordination agencies, managed care organizations, health plans and other sources in the communities Simplura serves and on our ability to maintain good relationships with existing referral sources. Simplura referral sources are not contractually obligated to refer patients to us and may refer their patients to other providers. Our growth and profitability depends, in part, on our ability to establish and maintain close working relationships with these patient referral sources and to increase awareness and acceptance of the benefits of personal care services by our referral sources and their patients. Our loss of, or failure to maintain, existing relationships or our failure to develop new referral relationships could have a material adverse effect on our business.

The cost of healthcare is funded substantially by government and private insurance programs. If such funding is reduced or limited or no longer available, the Simplura home healthcare business may be adversely impacted.

Third-party payors including Medicaid, Medicare and private health insurance providers provide substantial funding for Simplura’s in-home personal care services. Other payors including managed care organizations are also dependent upon Medicaid funding. These payors are increasingly seeking to reduce the cost of healthcare, which drives pressure on the reimbursement rates for healthcare services, including Simplura’s services. We cannot assure you that our services will be considered cost-effective by third-party payors, that reimbursement will continue to be available or that payor reimbursement policies will not have a material adverse effect on our ability to sell our services on a profitable basis, if at all. We cannot control reimbursement rates, including Medicare market basket or other rate adjustments. Reimbursement for home healthcare services that we provide is primarily through Medicaid and managed care organizations and rates can vary state by state and payor by payor. There are currently various legislative efforts under way to increase minimum wage in certain markets in which Simplura operates, and that could significantly impact the wage rates for personal care attendants Simplura utilizes to provide such services. Payors may be unable or unwilling to increase reimbursement rates sufficiently to offset the impact on Simplura or, in cases where payors do increase reimbursement rates, such increases may not occur concurrently with the increase in wage rates. These changes could have a material adverse effect on our business, financial position, results of operations and liquidity.

The implementation of alternative payment models and the transition of Medicaid and Medicare beneficiaries to managed care organizations may limit our market share and could adversely affect our revenues.

Many government and commercial payors are transitioning providers to alternative payment models that are designed to promote cost-efficiency, quality and coordination of care. For example, accountable care organizations (“ACOs”) incentivize hospitals, physician groups, and other providers to organize and coordinate patient care while reducing unnecessary costs. Several states have implemented, or plan to implement, accountable care models for their Medicaid populations. If we are not included in these programs, or if ACOs establish programs that overlap with the services provided by Simplura, we are at risk for losing market share and for a loss of Simplura’s current business.

We may be similarly impacted by increased enrollment of Medicare and Medicaid beneficiaries in managed care plans, shifting away from traditional fee-for-service models. Under the managed Medicare program, also known as Medicare Advantage, the federal government contracts with private health insurers to provide Medicare benefits. Insurers may choose to offer supplemental benefits and impose higher plan costs on beneficiaries. Enrollment in managed Medicaid plans is also growing, as states are increasingly relying on managed care organizations to deliver Medicaid program services as a strategy to control costs and manage resources. We may experience increased competition for managed care contracts due to state regulation and limitations. For instance, effective October 2018, New York limits the number of home healthcare providers with which a managed Medicaid plan can contract. We cannot assure you that we will be successful in our efforts to be included in plan networks, that we will be able to secure favorable contracts with all or some of the managed care organizations, that our reimbursement under these programs will remain at current levels, that the authorizations for services will remain at current levels or that our profitability will remain at levels consistent with past performance. In addition, operational processes may not be well defined as a state transitions beneficiaries to managed care. For example, membership, new referrals and the related authorization for services to be provided may be delayed, which may result in delays in service delivery to consumers or in payment for services rendered. Difficulties with operational processes may negatively affect our revenue growth rates, cash flow and profitability for services provided. Other alternative payment models, such as value-based billing, capitated rates and per member per month pricing, may be presented by the government, managed care organizations and other commercial payors to control their costs while shifting financial risk to Simplura. We cannot predict at this time what effect alternative payment models may have on our company.

Because we are limited in our ability to control reimbursement rates received for Simplura’s services, its business could be materially adversely affected if we are not able to maintain or reduce our costs to provide such services.

As Medicare and Medicaid are amongst Simplura’s significant payors and rates are established through federal legislation, Simplura has to manage its costs of providing care to achieve a desired level of profitability. Additionally, reimbursement rates with managed care organizations and other payors are difficult for Simplura to negotiate as such payors are themselves limited in their ability to control rates and funding received from Medicaid and are under pressure to reduce their own costs. As a result, Simplura manages its costs in order to achieve a desired level of profitability including, but not limited to, centralization of various back-office processes, the use of technology and efficient management of its workforce. If we are not able to continue to streamline our processes and reduce our costs, our business and consolidated financial condition, results of operations and cash flows could be materially adversely affected.

Delays in collection, or non-collection of our accounts receivable, particularly during the business integration process, could adversely affect our business, financial position, results of operations and liquidity.

Prompt billing and collection are important factors in our liquidity. Billing and collection of Simplura’s accounts receivable are subject to the complex regulations that govern Medicare and Medicaid reimbursement and rules imposed by nongovernment payors. Our inability to bill and collect on a timely basis pursuant to these regulations and rules could subject us to payment delays that could have a material adverse effect on our business, financial position, results of operations and liquidity. It is possible that documentation support, system problems, Medicare, Medicaid or other payor issues, particularly in markets transitioning to managed care for the first time, or industry trends may extend our collection period, which may materially adversely affect our working capital, and our working capital management procedures may not successfully mitigate this risk.

The timing of payments made under the Medicare and Medicaid programs is subject to governmental budgetary constraints, resulting in an increased period of time between submission of claims and subsequent payment under specific programs, most notably under the Medicaid and Medicaid managed programs, which typically pay claims approximately 30 to 60 days slower than the average hospital claim. In addition, we may experience delays in reimbursement as a result of the failure to receive prompt approvals related to change of ownership applications for acquired or other facilities or from delays caused by our or other third parties’ information system failures. We may also experience delayed payment of reimbursement rate increases that are subject to the approval of the CMS and/or various state agencies before claims can be submitted or paid at the new rates.

Further, a delay in collecting our accounts receivable, or the non-collection of accounts receivable in connection with our transition and integration of acquired companies, including Simplura, and the attendant movement of underlying billing and collection operations from legacy systems to future systems could have a material negative impact on our results of operations and liquidity.

Changes in the case-mix of Simplura’s patients, as well as payor mix and payment methodologies, may have a material adverse effect on our profitability.

The sources and amounts of Simplura’s patient revenues will be determined by a number of factors, including the mix of patients and the rates of reimbursement among payors. Changes in the case-mix of the patients as well as payor mix among private pay, Medicare and Medicaid, as well as specialty programs including waiver programs within Medicaid, may significantly affect our profitability. In particular, any significant increase in our Medicaid population or decrease in Medicaid payments could have a material adverse effect on our financial position, results of operations and cash flow, particularly if states operating these programs continue to limit, or more aggressively seek limits on, reimbursement rates or service levels.

Future cost containment initiatives undertaken by private third-party payors may limit our future revenue and profitability.

Simplura’s commercial payor and managed Medicaid revenue and profitability are affected by continuing efforts of third party payors to maintain or reduce costs of health care by lowering payment rates, narrowing the scope and utilization of covered services, increasing case management review of services and negotiating pricing. There can be no assurance that third party payors will make timely payments for Simplura services, and there is no assurance that we will continue to maintain Simplura’s current payor or revenue mix. We will continue Simplura’s efforts to develop its commercial payor and managed Medicaid sources of revenue and any changes in payment levels from current or future third party payors could have a material adverse effect on our business and consolidated financial condition, results of operations and cash flows.

Our loss of existing favorable managed care contracts, could have a material adverse effect on our business and consolidated financial condition, results of operations and cash flows.

There is a risk that the favorable managed care contracts that we put in place may be terminated, and managed care contracts typically permit Simplura or the payor to terminate the contract without cause, typically within 90 days, which can provide payors leverage to reduce volume or obtain favorable pricing. Our failure to negotiate and put in place favorable managed care contracts, or our failure to maintain in place favorable managed care contracts, could have a material adverse effect on our business.

The home healthcare industry has historically experienced shortages in qualified employees and management.

Simplura competes with other healthcare providers for its employees, both professional employees and management. Our ability to attract and retain qualified personnel depends on several factors, including our ability to provide these personnel with attractive assignments for the desired number of hours per week and competitive compensation and benefits. We cannot be assured we will succeed in any of these areas. As the demand for home healthcare services continues to exceed the supply of available and qualified personnel, we and Simplura’s competitors may be forced to offer more attractive wage and benefit packages to these professionals. Furthermore, the competitive market for this labor force has created turnover as many seek to take advantage of the supply of available positions, each offering new and more attractive wage and benefit packages. In addition to the wage pressures inherent in this environment, including any changes to minimum wage, the cost of training new employees amid the turnover rates may cause added pressure on our operating results.

Our business may be impacted by labor relations.

Approximately 1,400 of Simplura’s hourly caregivers are currently unionized in certain regions of New York. This comprises less than 10% of Simplura’s workforce. Certain collective bargaining agreements with the 1199 SEIU United Healthcare Workers East are currently being negotiated, and others will require renegotiation upon expiration. We may not be able to negotiate terms that are satisfactory to the labor unions, and ultimate agreement may be on terms unfavorable to Simplura. In addition, a unionized work force poses the risk of work stoppages.

If additional regions in which Simplura operates becomes unionized, or if we expand Simplura’s operations into geographic areas where healthcare workers historically have been unionized, being subject to additional collective bargaining agreements may have a negative impact on our ability to timely and successfully recruit qualified personnel and may increase our operating costs. Generally, if we are unable to attract and retain qualified personnel, the quality of our services may decline and we could lose patients and referral sources, which could have a material adverse effect on our business and consolidated financial condition, results of operations and cash flows.

Regulatory Risks

Healthcare is a heavily regulated healthcare industry. Compliance with existing laws is costly, and non-compliance has the potential to be even costlier considering that violations of laws may result in corrective action or sanctions that could reduce our revenue and profitability.

The U.S. healthcare industry is subject to extensive federal and state oversight relating to, among other things:

●	professional licensure;

●	conduct of operations;

●	addition of facilities, equipment and services, including certificates of need;

●	coding and billing related to our services; and

●	payment for services.

Both federal and state government agencies have increased coordinated civil and criminal enforcement efforts related to the healthcare industry. Regulations related to the healthcare industry are extremely complex and, in many instances, the industry does not have the benefit of significant regulatory or judicial interpretation of those laws. The Patient Protection and Affordable Care Act, as well as the attempts to invalidate all or portions of those laws in ongoing legislation, has also introduced some degree of regulatory uncertainty as the industry does not know how the changes it introduced or changes to it will affect many aspects of the industry.

Medicare and Medicaid anti-fraud and abuse laws prohibit certain business practices and relationships related to items and services reimbursable under Medicare, Medicaid and other governmental healthcare programs, including the payment or receipt of remuneration to induce or arrange for referral of patients or recommendation for the provision of items or services covered by Medicare or Medicaid or any other federal or state healthcare program (referred to as “the Anti-Kickback Statute and Civil Monetary Penalty Rules Regarding Beneficiary Inducements”). Federal and state laws also prohibit the submission of false or fraudulent claims, including claims to obtain reimbursement under Medicare and Medicaid (referred to as “the False Claims Act”). We have implemented compliance policies to help assure our compliance with these regulations as they become effective; however, different interpretations or enforcement of these laws and regulations in the future could subject our practices to allegations of impropriety, illegality, or overpayment, or could require us to make changes in our facilities, equipment, personnel, services or the manner in which we conduct our business.

The cost of NEMT and personal care services are funded substantially by government and private insurance programs. Changes in budgetary priorities of the government entities or private insurance programs that fund these services could result in the loss of contracts, a reduction in reimbursement rates, or a decrease in amounts payable to us under our contracts.

Payments for NEMT and personal care services are largely derived from contracts that are directly or indirectly paid by government agencies with public funds and private insurance companies. All of these contracts are subject to legislative appropriations and state and/or national budget approval, as well as changes to potential eligibility for services. The availability of funding under our contracts with state governments is dependent in part upon federal funding to states. Changes in Medicaid provider reimbursement and federal matching funds methodologies may further reduce the availability of federal funds to states in which we provide services.

As it relates to the NEMT benefit, CMS has repeatedly invited states to submit requests for waivers to CMS that would allow states to reduce or eliminate the NEMT benefit for some populations. In response, several states have asked for and received temporary waivers of NEMT requirements for the Medicaid expansion or non-disabled adult population. In addition, in late 2018, the Office of Management and Budget published in the Unified Agenda DHHS’s intention to revise the current regulations under which states are required to provide NEMT services for all Medicaid beneficiaries. The stated goal of this proposed rule is to provide states with greater flexibility as part of the administration’s reform initiatives. It is possible that revised regulations could be issued at some point in the future making it optional for the states to provide NEMT services to some or all Medicaid beneficiaries. Such changes, individually or in the aggregate, could have a material adverse effect on our operations although the extent of such impact is unknowable and will depend on the decisions of each state and, in some circumstances, each Medicaid managed care organization.

Currently, many of the states in which our segments operate are facing budgetary shortfalls or changes in budgetary priorities. While many of these states are dealing with budgetary concerns by shifting costs from institutional care to home and community based care such as we provide, there is no assurance that this trend will continue or be implemented as it has been historically. For example, in New York (one of several states where the Simplura Health Group provides homecare under the trade name “All Metro Health Care”), there are Medicaid Redesign Team initiatives taking place aimed at reducing Medicaid expense through provider consolidation and other measures. The continued ability of the agency to provide core services, though expected, is now dependent upon various competitive bid processes including the following:

●

CDPAP Request for Offers (Pending Award) – The Consumer Directed Personal Assistance Program (“CDPAP”) is a Medicaid program that operates pursuant to section 365-f of the New York State Social Services Law (“SSL”) and implementing regulations in section 505.28 of title 18 of the NY Codes Rules and Regulations (“NYCRR”). CDPAP is designed and intended to permit eligible chronically ill and/or physically disabled individuals (referred to as consumers) that are eligible to receive home care services greater flexibility and freedom of choice in obtaining those services by self-directing their care. Under CDPAP, consumers may receive assistance with personal care services (authorized under SSL § 365-f), home health aide services, and skilled nursing tasks (authorized under Article 36 of the Public Health Law) performed by a consumer directed personal assistant (“personal assistant” or “PA”) under the instruction, supervision, and direction of the consumer or the consumer’s designated representative. The role of the Fiscal Intermediary (“FI”), as set forth in SSL § 365-f, is to assist the consumer in carrying out his or her responsibilities by performing administrative services required in statute and regulation (SSL § 365-f(4-a)(a)(ii) and 18 NYCRR § 505.28 (i), respectively) including wage and benefit processing, processing all income tax and other required wage withholdings, and maintaining various types of records. The Simplura Health Group, currently serves as FI for One Thousand One Hundred Fifty Six (1,156) consumers. Following a transition period to be determined by the New York State Department Health (“NYS DOH”), only those entities that have successfully entered into a contract under the terms of this request for offer may continue to provide FI services either directly or through contract with a Medicaid managed care organization (“MCO”); and

●

LHCSA Request for Proposal (Anticipated) – The recently enacted FY 2021 New York State Budget created a new Public Health Law (“PHL”) Section 3605-c which, if implemented, would prohibit Licensed Home Care Service Agencies (“LHCSAs”), such as the Simplura Health Group’s twelve (12) individually-licensed branches, from providing or claiming for services provided to Medicaid recipients without being authorized to do so by contract with the NYS DOH. This restriction would apply to the provision of such services under the state Medicaid plan, a plan waiver, or through a managed care organization (for example, managed long term care plan). If implemented, the statute would require the NYS DOH to contract with only enough LHCSAs to ensure that Medicaid recipients have access to care. The NYS DOH is expected to post an RFP (delayed) that includes demonstrated cultural and language competencies specific to the population of recipients and the available workforce, experience serving individuals with disabilities, and demonstrated compliance with all applicable federal and state laws and regulations among the selection criteria. After contracts are awarded, the NYS DOH could terminate a LHCSA’s contract, or suspend or limit a LHCSA’s rights and privileges under a contract, upon thirty (30)-days written notice if the Commissioner of Health finds that a LHCSA has failed to comply with the provisions of Section 3605-c or any regulations promulgated under the statute. Also, authorization received by LHCSAs under PHL Section 3605-c would not substitute for satisfying existing licensure requirements or the screening and enrollment process required for participation in the Medicaid program.

Consequently, a significant decline in government or private insurance company expenditures or the number of program beneficiaries, a shift of expenditures or funding away from programs that call for the types of services that we provide, or change in government contracting or funding policies could cause payors to terminate their contracts with us or reduce their expenditures or reimbursement rates under those contracts, either of which could have a negative impact on our financial position and operating results. Worth noting are also the operational and financial challenges specifically related to COVID-19. All healthcare providers are complying with federal and state guidance related to supplying workers with recommended equipment. It is uncertain how long the pandemic will continue and to what degree, and given the current political climate, it is also uncertain how long associated cost sharing will continue and to what degree.

We are subject to regulations relating to privacy and security of patient and service user information. Failure to comply with privacy and security regulations could result in a material adverse impact on our segments’ operating results.

There are numerous federal and state regulations addressing patient information privacy and security concerns. In particular, the federal regulations issued under HIPAA contain provisions that:

●	protect individual privacy by limiting the uses and disclosures of patient information;

●	require the implementation of security safeguards to ensure the confidentiality, integrity and availability of individually identifiable health information in electronic form; and

●	prescribe specific transaction formats and data code sets for certain electronic healthcare transactions.

We invest considerable time and resources in ensuring compliance with state and federal privacy laws and regulations. These investments could negatively impact our financial position and results of operations. Further, the HIPAA regulations and state privacy laws expose us to increased regulatory risk, as the penalties associated with a failure to comply or with information security breaches, even if unintentional, could have a material adverse effect on our financial position and results of operations.

We could be subject to actions for false claims or recoupment of funds pursuant to certain audits for non-compliance with government coding and billing rules, which could have a material adverse impact on our operating results.

If we fail to comply with federal and state documentation, coding and billing rules, we could be subject to criminal or civil penalties, loss of licenses and exclusion from the Medicare and Medicaid programs, which could have a material adverse impact on our financial position and operating results. In billing for our services to third-party clients, we must follow complex documentation, coding and billing rules. These rules are based on federal and state laws, rules and regulations, various government pronouncements, including guidance and notices, and industry practice. Failure to follow these rules could result in potential criminal or civil liability under the federal False Claims Act, under which extensive financial penalties can be imposed or under various state statutes which prohibit the submission of false claims for services covered. Compliance failure could further result in criminal liability under various federal and state criminal or civil statutes. We may be subject to audits conducted by our clients or their proxies, including the Office of Inspector General (“OIG”) for the Department of Health and Human Services (“DHHS”), state Medicaid regulatory agencies, state Medicaid fraud enforcement agencies, health departments, CMS, the Unified Program Integrity Contractors and regional federal program integrity contractors for the Medicare and Medicaid programs, that may result in recoupment of funds. In addition, our clients may be subject to certain audits that may result in recoupment of funds from our clients that may, in turn, implicate us. We could be adversely affected in the event such an audit results in negative findings and recoupment from or penalties to our customers.

Our contracts are subject to stringent claims and invoice processing regimes which vary depending on the customer and nature of the payment mechanism. Government entities may take the position that if a transport cannot be matched to a medically necessary healthcare event, or is conducted inconsistently with contractual, regulatory or even policy requirements, payment for such transport may be recouped by such customer. Likewise, a government surveyor may determine that a homecare visit was not sufficiently supported by a time and attendance record and/or that the aide was not qualified on a particular date of service and seek a refund as a result.

While we carefully and regularly review documentation, and coding and billing practices, the rules are frequently vague and confusing and they cannot ensure that governmental investigators, private insurers or private whistleblowers will not challenge our practices. Such a challenge could result in a material adverse effect on our financial position and results of operations.

We could be subject to civil penalties and loss of business if we fail to comply with applicable bribery, corruption and other regulations governing business with public organizations.

We are subject to the federal Anti-Kickback Statute, which prohibits the offer, payment, solicitation or receipt of any form of remuneration in return for referring, ordering, leasing, purchasing or arranging for or recommending the ordering, purchasing or leasing of items or services payable by a federally funded healthcare program. Any of our financial relationships with healthcare providers will be potentially implicated by this statute to the extent Medicare or Medicaid referrals are implicated. Violations of the Anti-Kickback Statute could result in substantial civil or criminal penalties, including criminal fines of up to $100,000 per violation, imprisonment of up to ten years, civil penalties under the Civil Monetary Penalties Law of up to $100,000 per violation, plus three times the remuneration involved, civil penalties under the False Claims Act of up to $22,363 for each claim submitted, plus three times the amounts paid for such claims and exclusion from participation in the Medicaid and Medicare programs. Any such penalties could have a significant negative effect on our operations. Furthermore, the exclusion could result in significant reductions in our revenues, which could materially and adversely affect our business, financial position and results of operations. In addition, many states have adopted laws similar to the federal Anti-Kickback Statute with similar penalties. On October 9, 2019, DHHS published a proposed rule to amend the local transportation safe harbor to the Anti-Kickback Statute and Civil Monetary Penalty Rules Regarding Beneficiary Inducements, which, when finalized, may change our compliance requirements. Based on the contents of the proposed rule, our compliance risk will either be reduced or remain unchanged in comparison to current requirements.

Changes to the regulatory landscape applicable to Matrix could have a material adverse effect on our results of operations and financial condition.

The CHA services industry is primarily regulated by federal and state healthcare laws and the requirements of participation and reimbursement of the MA program established by CMS. From time to time, CMS considers changes to regulatory guidelines with respect to prospective CHAs or the risk adjusted payment system applicable to Matrix’s MA plan customers. CMS could adopt new requirements or guidelines that may, for example, increase the costs associated with CHAs, limit the opportunities and settings available to administer CHAs, or otherwise change the risk adjusted payment system in a way that would adversely impact our business. Further, changes in or adoption of new state laws governing the scope of practice of mid-level practitioners, or more restrictive interpretations of such laws, may restrict Matrix’s ability to provide services using nurse practitioners. Any such implementation of additional regulations on the CHA industry by CMS or other regulatory bodies or further regulation of mid-level practitioners could have a material adverse impact on Matrix’s revenues and margins, which could have a material adverse impact on our consolidated results of operations and financial position.

Changes to the regulatory landscape applicable to the Simplura Health Group could have a material adverse effect on our results of operations and financial condition.

Simplura Health Group locations that maintain a Medicare certified home healthcare line of business (for example, in Pennsylvania and Massachusetts) must comply with ever changing federal Conditions or Participation, where compliance is difficult to achieve and hard to monitor. Recently implemented requirements for which adherence is particularly challenging include the need to:

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Provide transfer summary to facility within two days of a planned transfer or within two business days of becoming aware of an unplanned transfer if the patient is still receiving care in the facility;

●	Provide written notice of patient’s rights and responsibilities, and transfer and discharge policies to a patient‐selected representative within four business days of the initial evaluation visit;

●	Communicate revisions to the plan of care due to change in health status to patient representative (if any), caregiver and physicians issuing orders for plan of care; and

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Communicate discharge plan revisions to the patient, representative (if any), caregiver, all physicians issuing orders for the plan of care and to the provider expected to care for the patient after discharge (if any).

CMS could adopt new requirements or guidelines that may further increase the costs associated with the provision of certified services.

In New York, the Simplura Health Group currently provides Service Coordination (“SC”) and/or Home and Community Support Services (“HCSS”) to Seven Hundred Thirty One (731) Traumatic Brain Injury (“TBI”) and Nursing Home Transition and Diversion (“NHTD”) Medicaid waiver participants. These waiver programs were developed based on the philosophy that individuals with disabilities, individuals with traumatic brain injury, and seniors, may be successfully served and included in their surrounding communities so long as the individual is the primary decision maker and works in cooperation with care providers to develop a plan of services that promotes personal independence, greater community inclusion, self-reliance and participation in meaningful activities and services. At the time of this writing, the following activities are taken place at various stages that may implicate waiver line of business profitability:

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Conflict Free Case Management – The NYS DOH, in collaboration CMS, is implementing mandatory conflict-free case management policies. Conflict-free case management requires the separation of clinical eligibility determinations and care planning assessments (for example, SC) from the direct provision of services (for example, HCSS). Providers such as the Simplura Health Group are expected to implement additional conflict of interest standards that may or may not ultimately require the creation of legally separate entities with distinct protocols; and

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Managed Long Term Care Carve-In – Managed Long Term Care (“MLTC”) is a system believed to streamline the delivery of long term care services to people who are chronically ill or disabled and who wish to reside, or continue to reside, safely in their homes and communities. The entire array of services to which an enrolled member is entitled can be received through the MLTC plan a particular member has chosen. As New York transforms its long term care system to one that ensures care management for all, enrollment in a MLTC plan may be mandatory or voluntary, depending on individual circumstances. While TBI and NHTD participants are currently excluded from having to enroll in a MLTC plan (for example, SC and HCSS claims are billed and paid on a Medicaid fee-for-service basis), the NYS DOH submitted a transition plan to CMS for consideration that eliminates the exclusion, meaning that TBI and NHTD waiver participants who wish to continue receiving services must enroll in a plan. While the primary goal stated was to improve access to all services across the state, the result may also require the Simplura Health Group’s navigation of network participation requirements and typical managed care cost control measures (for example, authorizations, utilization review, rate negotiation).

Finally, regarding homecare generally (including whether those are certified or non-certified, or between waiver or non-waiver), compliance with responsibilities under the Fair Labor Standards Act (FLSA) remains key. The U.S. Department of Labor continues its focus on the industry to ensure that homecare workers earn a minimum wage and are afforded various overtime pay protections. The agency may be sued individually or by a class of workers claiming that a violation has occurred, or file a complaint with the Department of Labor to investigate. If it is ultimately found that the agency neglected to pay the full amount of wages owed under the FLSA (for meals, breaks, travel, or otherwise), payment for the missing amount and possibly double that amount may be mandated.

As government contractors, our segments are subject to an increased risk of litigation and other legal actions and liabilities.

As government contractors, our segments are subject to an increased risk of investigation, criminal prosecution, civil fraud, whistleblower lawsuits and other legal actions and liabilities that are not as frequently experienced by companies that do not provide government sponsored services. Companies providing government sponsored services can also become involved in public inquiries which can lead to negative media speculation or potential cancellation or termination of contracts. Further, government contract awards are frequently challenged by the losing bidders leading to delays in contract start dates, rebids, or even loss of a previously awarded contract.

Our business is subject to licensing regulations and other regulatory provisions, including provisions governing surveys and audits. Changes to, or violations of, these regulations could negatively impact us.

In many of the locations where we operate, we are required by local laws to obtain and maintain licenses. The applicable state and local licensing requirements govern the services we provide, the credentials of staff, record keeping, treatment planning, client monitoring and supervision of staff. The failure to maintain these licenses or the loss of a license could have a material adverse impact on us and could prevent us from providing services to clients in a given jurisdiction. Our contracts are subject to surveys or audit by our payors or clients. We are also subject to regulations that restrict our ability to contract directly with a government agency in certain situations. Such restrictions could affect our ability to contract with certain payors and clients, and could have a material adverse impact on our financial condition and results of operations.

Our contracts are subject to audit and modification by the payors with whom we contract, at their sole discretion.

Our businesses depend on our ability to successfully perform under various government funded contracts. Under the terms of these contracts, payors, government agencies or their proxy contractors can review our compliance or performance, as well as our records and general business practices at any time, and may, in their discretion:

●	suspend or prevent us from receiving new contracts or extending existing contracts because of violations or suspected violations of procurement laws or regulations;

●	terminate or modify our existing contracts;

●	seek to recoup the amount we were paid and/or reduce the amount we are paid under our existing contracts; or

●	audit and object to our contract related fees.

Any increase in the number or scope of audits could increase our expenses, and the audit process may disrupt the day-to-day operations of our business and distract management. If payors have significant audit findings, or if they make material modifications to our contracts, it could have a material adverse impact on our financial position and results of operations.

Our estimated income taxes could be materially different from income taxes that we ultimately pay.

We are subject to income taxation in both the United States and, due to our ownership of international entities prior to the WD Services sale, ten foreign countries, including specific states or provinces where we operate. Our total income tax provision is a function of applicable local tax rates and the geographic mix of our income from continuing and discontinued operations before taxes, which is itself impacted by currency movements. Consequently, the isolated or combined effects of unfavorable movements in tax rates, geographic mix, or foreign exchange rates could reduce our after-tax income.

Our total income tax provision is based on our income and the tax laws in the various jurisdictions in which we operate. Significant judgment and estimation is required in determining our annual income tax expense and in evaluating our tax positions and related matters. In the ordinary course of our business, there are many transactions and calculations for which the ultimate tax determinations are uncertain or otherwise subject to interpretation. In addition, we make judgments regarding the applicability of tax treaties and the appropriate application of transfer pricing regulations. In the event one taxing jurisdiction disagrees with another taxing jurisdiction with respect to the amount or applicability of a particular type of tax, or the amount or availability of a particular type of tax refund or credit, we could experience temporary or permanent double taxation and increased professional fees to resolve such taxation matters.

Our determination of our income tax liability is always subject to review by applicable tax authorities, and we have been audited by various jurisdictions in prior years. We are currently under examination by the Internal Revenue Service as a result of the large refund received from the loss on the WD Services sale. In addition, we are being examined by various states and by the Saudi Arabian tax authorities. Although we believe our income tax estimates and related determinations are reasonable and appropriate, relevant taxing authorities may disagree. The ultimate outcome of any such audits and reviews could be materially different from the estimates and determinations reflected in our historical income tax provisions and accruals. Any adverse outcome of any such audit or review could have an adverse effect on our financial condition and the results of our operations.

Risks Related to the Simplura Acquisition

The proposed Simplura Acquisition may not be completed on the anticipated terms and there are uncertainties and risks related to consummating the Simplura Acquisition.

On September 28, 2020, we entered into the Purchase Agreement to purchase all of the equity interests in Simplura at an enterprise value of $575.0 million, subject to certain adjustments. Our obligation to consummate the Simplura Acquisition is subject to satisfaction or waiver, to the extent permitted under applicable law, of a number of conditions. Among other conditions, the Simplura Acquisition is subject to antitrust approvals in certain jurisdictions. We cannot provide any assurance that all required antitrust clearances will be obtained and what conditions will be imposed. Even if the parties receive antitrust approvals, the applicable regulatory authorities could take action under the antitrust laws to prevent or rescind the Simplura Acquisition, require the divestiture of assets or seek other remedies.

Prior to the consummation of the Simplura Acquisition, the parties to the Purchase Agreement may agree to amendments or waivers of, or consents to departures or deviations from, the terms thereof and holders of the notes will not have the ability to veto any such actions. Although no such amendment, waiver or consent is presently contemplated, if the parties to the Purchase Agreement decide to make changes to the terms thereof (including to the purchase price) or to waive conditions thereunder, the holders of the notes will not be able to prevent the application of the proceeds of the offering of the notes to fund the Simplura Acquisition as a result of any such action and will not have any veto or consent rights in respect of any such actions.

We may be unable to integrate Simplura successfully and realize the anticipated benefits of the transaction.

If the Simplura Acquisition is completed, the successful integration of Simplura and operations into those of our own and our ability to realize the expected benefits of the Simplura Acquisition are subject to a number of risks and uncertainties, many of which are outside of our control. We will also be required to devote significant management attention and resources to integrating business practices, cultures and operations of each business.

The risks and uncertainties relating to integrating the two businesses, and realizing the anticipated benefits, include, among other things:

●	the challenge of integrating complex organizations, systems, operating procedures, compliance programs, technology, networks and other assets of Simplura;

●	the difficulties harmonizing differences in the business cultures of our company and Simplura;

●	the inability to successfully combine our respective businesses in a manner that permits us to achieve the cost savings and other anticipated benefits from the Simplura Acquisition;

●	the inability to minimize the diversion of management attention from ongoing business concerns during the process of integrating Simplura into our business;

●	the inability to resolve potential conflicts that may arise relating to customer, supplier and other important relationships of our business and Simplura;

●	difficulties in retaining key management and other key employees; and

●	the challenge of managing the expanded operations of a larger and more complex company and coordinating geographically separate organizations.

We will incur substantial expenses to consummate the Simplura Acquisition but may not realize the anticipated cost benefits and other benefits to the extent expected, on the timeline expected or at all. In addition, even if we are able to integrate Simplura successfully, the anticipated benefits of the Simplura Acquisition may not be realized fully or at all, or may take longer to realize than expected. Moreover, competition in this industry may also cause us not to fully realize the anticipated benefits of the Simplura Acquisition. Finally, our operation of the Simplura LHCSAs in the State of New York will be subject to a “no control” affidavit process, which will be submitted concurrently with the closing of the Simplura Acquisition and will limit our ability to exercise control over that business for certain operational matters until such time that our ownership of that business is approved by the New York Department of Health. We can provide no assurance regarding the timing of the approval of this change of ownership by the New York Department of Health, or that such approval will be obtained at all. During this period, we cannot exercise day to day management of these entities, and the current management team will continue to operate the business, which may adversely affect our successful integration of the Simplura business.

Simplura may have liabilities that are not known to us.

Simplura may have liabilities that we failed, or were unable, to discover in the course of performing our due diligence investigations of Simplura. We cannot assure you that the indemnification available to us under the Purchase Agreement in respect of the Simplura Acquisition in connection with such agreement will be sufficient in amount, scope or duration to fully offset the possible liabilities associated with Simplura or property that we will assume upon consummation of the Simplura Acquisition. We may learn additional information about Simplura that materially adversely affects us, such as unknown or contingent liabilities and liabilities related to compliance with applicable laws. Any such liabilities, individually or in the aggregate, could have a material adverse effect on our business, financial condition and results of operations.

Acquisition accounting adjustments could adversely affect our financial results.

We will account for the completion of the Simplura Acquisition using the business combination method of accounting. We will allocate the total estimated purchase price to net tangible assets, amortizable intangible assets and indefinite-lived intangible assets and assumed liabilities, including deferred revenue, and based on their fair values as of the date of completion of the Simplura Acquisition record the excess, if any, of the purchase price over those fair values as goodwill.

Differences between preliminary estimates and the final business combination accounting may occur, and these differences could have a material impact on the consolidated and combined financial statements and the combined company’s future results of operations and financial position.

Failure to complete the Simplura Acquisition could impact our future business and financial results.

If the Simplura Acquisition is not completed, our ongoing business and financial results may be adversely affected and we will be subject to a number of risks, including the following:

●

depending on the reasons for the failure to complete the Simplura Acquisition, we could be liable to Simplura for monetary or other damages in connection with the termination or breach of the Purchase Agreement;

●

we have dedicated significant time and resources, financial and otherwise, in planning for the Simplura Acquisition and the associated integration, of which we would lose the benefit if the Simplura is not completed;

●	we are responsible for certain transaction costs relating to the Simplura Acquisition, whether or not the Simplura Acquisition is completed;

●

while the Purchase Agreement is in force, we are subject to certain restrictions on the conduct of our business, including taking any action that is reasonably likely to prevent, materially delay or materially impair the consummation of the Simplura Acquisition, which restrictions may adversely affect our ability to execute certain of our business strategies; and

●

matters relating to the Simplura Acquisition (including integration planning) may require substantial commitments of time and resources by our management, whether or not the Simplura Acquisition is completed, which could otherwise have been devoted to other opportunities that may have been beneficial to us.

In addition, if the Simplura Acquisition is not completed, we may experience negative reactions from the financial markets and from our customers and employees. We also may be subject to litigation related to any failure to complete the Simplura Acquisition or to enforcement proceedings commenced against us to perform our obligations under the Purchase Agreement. If the Simplura Acquisition is not completed, these risks may materialize and may adversely affect our business, financial results and financial condition.

While the Simplura Acquisition is pending, we and Simplura will be subject to business uncertainties that could adversely affect our respective businesses.

Our success following the announcement of the Simplura Acquisition will depend in part upon the ability of us and Simplura to maintain our respective business relationships. Uncertainty about the effect of the Simplura Acquisition on customers, suppliers, employees and other constituencies may have a material adverse effect on us and Simplura. Customers, suppliers and others who deal with us or Simplura may delay or defer business decisions, decide to terminate, modify or renegotiate their relationships or take other actions as a result of the Simplura Acquisition that could negatively affect the revenues, earnings and cash flows of our combined company. If we are unable to maintain these business and operational relationships, our financial position, results of operations or cash flows could be materially affected.

Unless the Simplura Acquisition is consummated on the closing date of this offering, if the conditions to the escrow are not satisfied, the issuer will be required to redeem the notes, which means that you may not obtain the return you expect on the notes.

Unless the Simplura Acquisition is consummated on the closing date of this offering, the gross proceeds from this offering of the notes will be deposited into the Escrow Account. The release of the escrow proceeds to the Issuer to consummate the Simplura Acquisition will be subject to the satisfaction of certain conditions, including the closing of the Simplura Acquisition substantially concurrently with or promptly following the release of such escrowed funds. The consummation of the Simplura Acquisition is subject to customary closing conditions, including the absence of certain legal impediments. If the Simplura Acquisition is not consummated on or prior to the Outside Date, or upon the occurrence of certain other events, the escrow proceeds of the notes will not be released to the Issuer to consummate the Simplura Acquisition but instead will be released to the trustee under the indenture that will govern the notes for the purpose of redeeming the notes pursuant to a special mandatory redemption described in “Description of Notes—Special Mandatory Redemption” and you may not obtain the return you expect to receive on the notes.

The special mandatory redemption price will be a price equal to 100% of the initial issue price of the notes plus accrued and unpaid interest from the issue date of the notes to, but excluding, the special mandatory redemption date. Additional cash in respect of interest that would accrue on the notes from and after the issue date of the notes will not be pre-funded into the Escrow Account on the issue date of the notes, but the Issuer will commit on or prior to the date of the consummation of this offering to, in the event of a special mandatory redemption, fund the difference between the amounts in the Escrow Account that are available to be applied to redeem the notes pursuant to the special mandatory redemption and the special mandatory redemption price. There can be no assurance that the Issuer will have sufficient funds necessary to pay any shortfall required to fund a special mandatory redemption.

Upon a special mandatory redemption, you may not be able to reinvest the proceeds from the redemption in an investment that yields comparable returns. In addition, if you purchase the notes at a price greater than the price at which the notes are redeemed, you may suffer a loss on your investment. Although the trustee, for the benefit of the holders of the notes, will be granted a first-priority lien on the funds in escrow, the ability of holders of the notes to realize such funds may be subject to certain bankruptcy and insolvency law limitations in the event of the bankruptcy or insolvency of the issuer. See “Description of Notes—Escrow of gross proceeds; Escrow release conditions” and “Description of Notes—Special mandatory redemption.”

In a bankruptcy proceeding, the holders of notes might not be able to apply the escrowed funds to repay the notes without bankruptcy court approval.

If the Issuer commences a bankruptcy or reorganization case, or one is commenced against the Issuer, while the Escrow Account remains funded, bankruptcy law may prevent the trustee under the indenture that will govern the notes from using the escrowed funds to pay the special mandatory redemption. The court adjudicating that case might find that the Escrow Account and the Escrowed Property are the property of the bankruptcy estate. Although the amounts in the Escrow Account will be pledged as security for the notes during the term of the escrow, the automatic stay provisions of the federal bankruptcy laws generally prohibit secured creditors from foreclosing upon or disposing of a debtor’s property without bankruptcy court approval. As a result, holders of the notes may not be able to have the funds in the Escrow Account applied at the time or in the manner contemplated by the indenture that will govern the notes and could suffer a loss as a result. If the court adjudicating that case finds that the Escrow Account and Escrowed Property are the property of the bankruptcy estate, the court could authorize the use of such funds by the bankruptcy estate or the bankruptcy trustee, if one is appointed, with or without restrictions. As a result, the holders of the notes could become unsecured creditors of the bankruptcy estate. In such event, the only remedy available to the holders of the notes would be to sue for payment on the notes.

Risks Related to Our Indebtedness

Upon consummation of the transaction, we will have substantial indebtedness and lease obligations, which could affect our ability to meet our obligations under our indebtedness and may otherwise restrict our activities.

Upon consummation of the transaction, our substantial indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, expose us to interest rate risk to the extent of our variable rate debt and prevent us from meeting our obligations under the Credit Facility. Our substantial indebtedness could have important consequences, including:

●	increasing our vulnerability to adverse economic, industry or competitive developments;

●

requiring a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on our indebtedness, therefore reducing our ability to use our cash flow to fund our operations, capital expenditures and future business opportunities;

●	exposing us to the risk of increased interest rates because certain of our borrowings, including borrowings under the Credit Facility, are at variable rates of interest;

●

making it more difficult for us to satisfy our obligations with respect to our indebtedness and any failure to comply with the obligations of any of our debt instruments, including restrictive covenants and borrowing conditions, could result in an event of default under the agreements governing such other indebtedness, including the Credit Facility;

●	restricting us from making strategic acquisitions or causing us to make non-strategic divestitures;

●	imposing restrictions on the operation of our business that may hinder our ability to take advantage of strategic opportunities or to grow our business;

●

limiting our ability to obtain additional financing for working capital, capital expenditures (including real estate acquisitions and store expansion), debt service requirements and general corporate or other purposes, which could be exacerbated by volatility in the credit markets; and

●

limiting our flexibility in planning for, or reacting to, changes in our business or market conditions and placing us at a competitive disadvantage compared to any of our competitors who are less leveraged and who therefore may be able to take advantage of opportunities that our leverage prevents us from exploiting.

If we incur any additional indebtedness that ranks equally with the notes, the holders of that debt will be entitled to share ratably with such holders in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of the Issuer, subject to any collateral arrangements. This may have the effect of reducing the amount of proceeds paid to the holders of the notes. See “Description of Notes.”

Our ability to make scheduled payments on and to refinance our indebtedness depends on and is subject to our financial and operating performance, which in turn is affected by general and regional economic, financial, competitive, business and other factors, all of which are beyond our control, including the availability of financing in the international banking and capital markets and the effects of the coronavirus (COVID-19) pandemic. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to service our debt, to refinance our debt or to fund our other liquidity needs. Any refinancing or restructuring of our indebtedness could be at higher interest rates and may require us to comply with more onerous covenants that could further restrict our business operations. Further, in the event of a default, the holders of our indebtedness could elect to declare such indebtedness be due and payable, which could materially adversely affect our results of operations and financial condition.

Moreover, the deductibility of interest expenses on our indebtedness could be limited by provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any regulations promulgated thereunder, and any other applicable legislation.

We and our subsidiaries are still able to incur significant additional amounts of debt under our existing indebtedness, which could further exacerbate the risks associated with our substantial indebtedness.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The Credit Facility contains restrictions on the incurrence of additional indebtedness. However, these restrictions are subject to a number of significant qualifications and exceptions, and under certain circumstances, the amount of indebtedness that could be incurred in compliance with these restrictions could be substantial. If new debt is added to our and our subsidiaries’ current debt levels, the risks that we now face as a result of our leverage would intensify and could have a negative impact on our credit rating.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Borrowings under our Credit Facility are or will be at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on our variable rate indebtedness will increase even though the amount borrowed would remain the same, and our net income and cash flow, including cash available for servicing our indebtedness, will correspondingly decrease. Based on the pro forma financials as of June 30, 2020, assuming $107.3 million of debt is drawn under the Credit Facility, a 1% change in the floating rate would result in a $1.1 million change in our annual interest expense. Although we may enter into interest rate cap and swap agreements from time to time to hedge the variability of cash flows related to our floating rate indebtedness, these measures may not fully mitigate our risk or may not be effective.

On October 16, 2020, we entered into the Eighth Amendment to the Amended and Restated Credit and Guaranty Agreement (the “Eighth Amendment”), which among other things, amended the Credit Facility to permit the incurrence of the notes, permit borrowing under the Credit Facility to partially fund the Simplura Acquisition with limited conditions to such borrowing, increase the top interest rate margin that may apply to loans thereunder, and revise our permitted ratio of EBITDA to indebtedness.

Effective as of the Eighth Amendment, interest on the outstanding principal amount of loans under the Credit Facility accrues, at the Issuer’s election, at a per annum rate equal to the greater of either LIBOR or 1.00%, plus an applicable margin, or the base rate as defined in the agreement plus an applicable margin. The applicable margin ranges from 2.25% to 3.50% in the case of LIBOR loans and 1.25% to 2.50% in the case of the base rate loans, in each case, based on the Issuer’s consolidated leverage ratio as defined in the credit agreement that governs our Credit Facility. The commitment fee and letter of credit fee ranges from 0.35% to 0.50% and 2.25% to 3.50%, respectively, in each case based on the Issuer’s consolidated leverage ratio as defined in the credit agreement that governs our Credit Facility. As of June 30, 2020, the all-in interest rate was 3.88%.

Our existing debt agreements contain restrictions that limit our flexibility in operating our business.

Our Credit Facility contains various covenants that limit or will limit our ability to engage in specified types of transactions. These agreements may, among other things, limit our ability to:

●	incur additional debt;

●	provide guarantees in respect of obligations of other persons;

●	issue redeemable stock and preferred stock;

●	pay dividends or distributions or redeem or repurchase capital stock;

●	enter into transactions with affiliates;

●	create or incur liens;

●	permit contractual obligations that burden our ability to make distributions from our subsidiaries;

●	sell assets and capital stock of our subsidiaries;

●	make acquisitions; and

●	consolidate or merge with or into, or sell substantially all of our assets to, another person.

A breach of any of these covenants could result in a default under one or more of these agreements, including as a result of cross default provisions, and, in the case of our Credit Facility, permit the lenders to cease making loans to us. Upon the occurrence of an event of default under our Credit Facility, the lenders could elect to declare all amounts outstanding under our Credit Facility to be immediately due and payable and terminate all commitments to extend further credit. Such actions by those lenders could cause cross defaults under our other indebtedness. In the event of acceleration of the Issuer’s outstanding indebtedness, the Issuer cannot assure you that it would be able to repay its debt or obtain new financing to refinance its debt. Even if new financing is made available to the Issuer, it may not be on terms acceptable to the Issuer. If the Issuer was unable to repay these amounts, certain of the Issuer’s debt holders could proceed against the collateral granted to them to secure the indebtedness. We will pledge a significant portion of our assets as collateral under our Credit Facility. If the lenders under our Credit Facility accelerate the repayment of borrowings, we may not have sufficient assets to repay our Credit Facility as well as our other indebtedness, including the notes.

Additional borrowing under our Credit Facility is dependent on the maintenance of compliance with financial ratio covenants and other provisions set forth in the Credit Facility.

Changes in our credit ratings may limit our access to the capital markets and adversely affect our liquidity.

The credit rating agencies periodically review our capital structure and the quality and stability of our earnings, and could take into account our liquidity position. Any future downgrades to, or negative outlook regarding, our long-term credit ratings could result in reduced access for us to the credit and capital markets and higher interest costs on future financings. The future availability of financing will depend on a variety of factors such as economic and market conditions, the availability of credit and our credit ratings, as well as the possibility that lenders could develop a negative perception of us. There is no assurance that we will be able to obtain additional financing on favorable terms or at all.